UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest

event reported) July 31, 2014

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	000-26076	52-1494660
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Hunt Valley, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 2.01. Completion of Acquisition or Disposition of Assets

Effective July 31, 2014, Sinclair Broadcast Group, Inc. (the “Company”) completed the acquisition of Perpetual Corporation and the equity interest of Charles Television, LLC, (collectively the “Allbritton Companies”) for an aggregate purchase price of $985.0 million plus working capital of $53.4 million.  We financed the total purchase price with proceeds from the issuance of 5.625% senior unsecured notes, draw on our amended bank credit agreement, and cash on hand.  The Allbritton Companies owned certain broadcast assets related to the following nine stations along with the respective network affiliation or program service arrangements: WHTM (ABC) in Harrisburg/Lancaster/York, PA; WJLA (ABC) in Washington, DC; WBMA(ABC), WCFT (ABC), and WJSU(ABC), in Birmingham, AL; KATV (ABC) in Little Rock/Pine Bluff, AR; KTUL (ABC) in Tulsa, OK; WSET (ABC) in Roanoke/Lynchburg, VA; and WCIV (ABC), Charleston, SC markets, and NewsChannel 8, a 24-hour cable/satellite news network covering the Washington, D.C. metropolitan area.

In conjunction with the acquisition, we agreed to surrender for cancellation, the FCC licenses of WCFT, WJSU, and WCIV within 60 days after closing, and have entered into an agreement to sell the license and related assets of WHTM to Media General Operations, Inc. subject to approval of the FCC, antitrust clearance, and other customary closing conditions.  The ABC and other programming of WCFT, WJSU, and WCIV will be carried as multicast signals on our existing stations in their respective markets.

Item 9.01 Financial Statements and Exhibits

(a)         Financial Statements of businesses acquired

The financial statements of the acquired business will be filed by amendment to this Current Report on Form 8-K no later than October 16, 2014.

(b)         Pro forma financial information

Pro forma financial information will be filed by amendment to this Current Report on Form 8-K no later than October 16, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

	By:	/s/ David R. Bochenek
	Name:	David R. Bochenek
	Title:	Senior Vice President / Chief Accounting Officer
Dated: August 6, 2014